Exhibit 99.1

MacAndrews & Forbes Holdings
and M & F Worldwide Announce Merger Agreement

(New York, New York, September 12, 2011)— M & F Worldwide Corp. (NYSE: MFW) ("MFW" or the "Company") and MacAndrews & Forbes Holdings Inc. ("MacAndrews & Forbes") today announced that they have entered into a definitive merger agreement under which MFW will be merged with a subsidiary of MacAndrews & Forbes and all outstanding shares of MFW common stock not owned by MacAndrews & Forbes will be converted into the right to receive $25 in cash per share. MacAndrews & Forbes currently owns approximately 43% of the outstanding shares of MFW common stock.  The cash consideration represents a greater than 47% premium to the Company's closing share price on June 10, 2011, the last trading day prior to MacAndrews & Forbes' announcement of its proposal to acquire the shares of MFW common stock that it did not already own and a greater than 22% premium to the Company's closing share price on September 9, 2011, the last trading day prior to today's announcement of the execution of a definitive merger agreement.

The transaction was approved by the board of directors of MFW, upon the recommendation and approval of a special committee comprised entirely of independent directors that was formed to evaluate and consider the transaction.  The special committee's recommendation and approval followed a thorough examination of the transaction, which occurred over a three-month period.  Evercore Group L.L.C. acted as financial advisor and Willkie Farr & Gallagher LLP acted as legal counsel to the special committee.  Moelis & Company acted as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal counsel to MacAndrews & Forbes.

The transaction is subject to the receipt of regulatory approvals and other customary closing conditions. The transaction is also subject to a non-waivable condition that a majority of the outstanding shares of MFW common stock not owned by MacAndrews & Forbes or its directors and officers vote in favor of the adoption of the merger agreement.  MacAndrews & Forbes has agreed to vote the shares of MFW common stock it owns in favor of the merger agreement. The transaction is not subject to any financing contingency.

The transaction is expected to close during the fourth quarter of 2011, subject to the review and clearance of required filings by the Securities Exchange Commission ("SEC").

Additional Information and Where to Find It

This press release is neither a solicitation of a proxy nor an offer to purchase or a solicitation of an offer to sell shares of MFW common stock, and is not a substitute for any proxy statement or other filing that may be made with the SEC in connection with the transaction.  In connection with the transaction, MFW intends to file a proxy statement and other relevant materials with the SEC, and MFW and certain other persons, including MacAndrews & Forbes, intend to file a Schedule 13E-3 transaction statement with the SEC.  MFW stockholders are strongly advised to read such materials when they become available because they will contain important information about the transaction.  Once filed, these documents will be available at no charge on the SEC's website at www.sec.gov.

MFW and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the transaction. Information regarding the interests of participants in the solicitation, which may be different than those of MFW's stockholders generally, will be included in the proxy statement relating to the transaction when it becomes available.

Cautionary Statement

Statements in this press release that represent intentions, plans, expectations or beliefs, including with respect to the timing and completion of the merger, are "forward-looking statements" within the meaning of the federal securities laws.  MacAndrews & Forbes and MFW caution against placing undue reliance on such statements, as they involve risks and uncertainties, many of which are beyond MacAndrews & Forbes' or MFW's control, that could cause actual events to differ materially from the events described in this press release, including risks or uncertainties related to whether the conditions to the merger will be satisfied and the absence of events that could give rise to the termination of the merger agreement, as well as other factors to be described in the proxy statement and other required filings to be made with the SEC in connection with the transaction.

Any forward-looking statements speak only as of the date of this press release and neither MacAndrews & Forbes nor MFW undertakes any obligation to publicly revise any such statements to reflect events or circumstances that arise after the date of this press release.

About M & F Worldwide Corp.

MFW has four business segments, which are operated by its subsidiaries Harland Clarke, Harland Financial Solutions, Scantron and Mafco Worldwide. Harland Clarke is a provider of checks and related products, direct marketing services and customized business and home office products. Harland Financial Solutions provides technology products and related services to financial institutions. Scantron is a provider of data management solutions and related services to educational, healthcare, commercial and governmental entities worldwide including testing and assessment solutions, patient information collection and tracking, and survey services. Mafco Worldwide produces licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries.

About MacAndrews & Forbes Holdings Inc.

MacAndrews & Forbes is a private diversified holding company with interests in biotechnology, check printing and check related products and services, consumer products, defense, education, entertainment, financial services, gaming and other industries.